UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to §240.14a-12
GENESCO INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

EXPLANATORY NOTE

This DEFA14A submission is filed solely for the purpose of including the Schedule 14A cover page which was inadvertantly omitted from the original filing by the Registrant’s filing agent.

THE FOLLOWING IS AN EMAIL FROM THE COMPANY’S CHAIRMAN
AND THE CHIEF EXECUTIVE OFFICER TO THE COMPANY’S EMPLOYEES
ANNOUNCING THE MERGER
June 18, 2007
To Genesco Employees:
As you know, when we announced our earnings last month, we also announced that our board of directors began the formal process of considering strategic alternatives to maximize shareholder value. Following a review of various alternatives reasonably available to Genesco, we have announced that we have agreed to merge our company with The Finish Line for a cash purchase price of $54.50 per share of our common stock.
The Finish Line is one of the largest mall-based specialty retailers in the U.S. and currently operates approximately 800 stores under the Finish Line, Man Alive and Paiva brand names. The combined company, which will be called The Finish Line, Inc., will have a total of approximately 2,870 stores across the U.S., Canada and Puerto Rico.
I am impressed with what I have learned of The Finish Line’s values and their approach to business, which are very similar to Genesco’s. The Finish Line has great admiration for our company, what we have been able to achieve, and how well-positioned Genesco is for continued growth. This transaction is not only in the best interests of our shareholders; it also represents the opportunity for Genesco to continue to realize its tremendous potential.
For the vast majority of Genesco employees, this merger will not make a significant difference to your day-to-day life at work. The Finish Line understands that the company’s success is due to your talent and hard work and they have made it clear that they intend to preserve our strong team culture. While the new company will be headquartered in Indianapolis, The Finish Line has stated its intention to maintain our operations in Nashville.
Our Board of Directors has voted unanimously in favor of this transaction and our shareholders will be asked to give their approval as well. We anticipate the transaction will close by the fall of this year.
I realize that you will have many questions and concerns, and we will do our very best to keep you informed in a timely manner. I am pleased to invite all Nashville headquarters employees to a meeting tomorrow, Tuesday, June 19, at 10:00 a.m., in the Genesco Park cafeteria to hear more about this transaction and to meet Alan Cohen, chairman and chief executive officer of The Finish Line. We are also planning an employee meeting for Indianapolis on Tuesday afternoon and will provide details when arrangements are complete. This morning’s press release is attached. You will shortly receive by email some questions and answers about the transaction and its implications.
Today’s announcement is a reflection of our industry-leading position and a direct result of your talent and dedication. Thank you for all you do to make our company a success.
Sincerely,
Hal N. Pennington

Important Additional Information and Where to Find It
In connection with the proposed merger, Genesco will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Genesco at the SEC website at http:// www.sec.gov. The proxy statement and other documents also may be obtained for free from Genesco by directing such request to Genesco, Office of the Secretary, 1415 Murfreesboro Road, Nashville, Tennessee 37217, telephone (615) 367 7000.
Participants in the Solicitation
Genesco and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of Genesco’s participants in the solicitation, which may be different than those of Genesco shareholders generally, is set forth in Genesco’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and will be set forth in the proxy statement relating to the merger when it becomes available.